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                                                                    Exhibit 21.1


                                Subsidiaries of
                           OYO Geospace Corporation


5404339 and More Royalties Company, a Nevada corporation
Concord Technologies, Inc., a Texas corporation
Control Logic, Inc., a Texas Corporation
Geo Space Corporation, a Texas corporation
OYO Geo Space Canada, Inc., an Alberta corporation
OYO Geospace EAME Limited, a United Kingdom company
OYO Geospace International, Inc., a Barbados corporation
OYO Geospace J.V., Inc., a Texas corporation
OYO Instruments, Inc., a Texas corporation
Geospace Engineering Resources, Inc., a Delaware corporation